Exhibit 99.5

Item (6) Purchaser Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:

If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) listed on other stock order forms	Number of shares ordered

. Associate - The term “associate” of a particular person means:

(1) any corporation or organization (other than The Provident Bank, Provident Bancorp, Inc. or Provident Bancorp or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;

(2) any trust or other estate in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of the Provident Bank, Provident Bancorp, Inc. or the Provident Bancorp.

Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY PROVIDENT BANCORP, PROVIDENT BANCORP, INC., THE PROVIDENT BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY, OR THE DEPOSITORS INSURANCE FUND. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

I further certify that, before purchasing the common stock of Provident Bancorp, Inc. (the “Company”), I received a prospectus of the Company dated _____, 2015 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section, the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business

1.      A worsening of economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

2.      Our emphasis on commercial real estate, multi-family real estate, construction and land development and commercial business lending involves risks that could adversely affect our financial condition and results of operations.

3.      Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

4.      Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

5.      If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

6.      Historically low interest rates may adversely affect our net interest income and profitability.

7.      Changes in interest rates could hurt our profits.

8.      Changes in the valuation of our securities portfolio could hurt our profits.

9.      The financial services sector represents a significant concentration within our investment portfolio.

10.    The building of market share through de novo branching and expansion of our commercial real estate and commercial business lending capacity could cause our expenses to increase faster than revenues.

11.    Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

12.    We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

13.    The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

14.    Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations, increase our costs of operations and decrease our efficiency.

15.    Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

16.    Legal and regulatory proceedings and related matters could adversely affect us or the financial services industry in general.

17.    Strong competition within our market area could hurt our profits and slow growth.

18.    Our success depends on hiring and retaining certain key personnel.

19.    Our business may be adversely affected by an increasing prevalence of fraud and other financial crimes.

20.    Managing reputational risk is important to attracting and maintaining customers, investors and employees.

21.    System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

22.    Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

23.    We are subject to environmental liability risk associated with lending activities.

24.    The dividend rate on our SBLF preferred stock will increase to 9.0% during the first quarter of 2016 if we have not redeemed the SBLF preferred stock, which would impact the net income available to holders of our common stock and earnings per share of our common stock.

Risks Related to the Offering

1.      The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

2.      Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

3.      Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

4.      The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2015.

5.      Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

6.      We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

7.      We will need to implement additional financial and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

8.      Our stock-based benefit plans will increase our expenses and reduce our income.

9.      The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.

10.    We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

11.    Various factors may make takeover attempts more difficult to achieve.

12.    Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

13.    If we declare dividends on our common stock, Provident Bancorp will be prohibited from waiving the receipt of dividends.

14.    Failure to pay dividends on our SBLF preferred stock may have negative consequences, including limiting our ability to pay dividends in the future.

15.    We have never issued common stock and there is no guarantee that a liquid market will develop.

16.    You may not revoke your decision to purchase Provident Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.

17.    The distribution of subscription rights could have adverse income tax consequences.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,

Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

Provident Bancorp, Inc.
Stock Ownership Guide

Individual

Include the first name, middle initial and last name of the shareholder.  Avoid the use of two initials.  Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", "single person", etc.

Joint Tenants

Joint tenants with right of survivorship may be specified to identify two or more owners.  When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant.  All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common

Tenants in common may also be specified to identify two or more owners.  When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant.  All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act ("UTMA")

Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state.  There may be only one custodian and one minor designated on a stock certificate.  The standard abbreviation for Custodian is "CUST", while the Uniform Transfers to Minors Act is "UTMA".  Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state.  For example, stock held by John Doe as custodian for Susan Doe under the MA Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA MA (use minor's social security number).

Fiduciaries

Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

•   The name(s) of the fiduciary.  If an individual, list the first name, middle initial and last name.  If a corporation, list the full corporate title (name).  If an individual and a corporation, list the corporation's title before the individual.

•   The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.

•   A description of the document governing the fiduciary relationship, such as a trust agreement or court order.  Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

•   The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.

•   The name of the maker, donor or testator and the name of the beneficiary.

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions

Items 1 and 2 - Number of Shares and Total Payment Due

Fill in the number of shares that you wish to purchase and the total payment due.  The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share.  The minimum purchase is 25 shares ($250) of common stock.  As more fully described in the plan of stock issuance outlined in the prospectus, the maximum purchase in all categories of the offering is 15,000 shares ($150,000) of common stock.  No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 25,000 shares ($250,000) of common stock.

Item 3 - Employee/Officer/Director/Trustee/Corporator Information

Check this box to indicate whether you are an employee, officer, director, trustee, or corporator of The Provident Bank or Provident Bancorp or a member of such person's immediate family. The term “immediate family” means: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

Item 4 - Payment by Check

If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Provident Bancorp, Inc. Your funds will earn interest at The Provident Bank’s _________ rate until the stock offering is completed.

Item 5 - Payment by Withdrawal

If you pay for your stock by a withdrawal from a deposit account at The Provident Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account.  The total amount withdrawn should equal the amount of your stock purchase.  There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases.  This form of payment may not be used if your account is an Individual Retirement Account or a home equity line of credit.

Item 6 – Purchaser Information

Subscription Offering

a.  Check this box if the purchaser had a deposit account(s) at The Provident Bank totaling $50.00 or more on February 28, 2014 (“Eligible Account Holder”).

b.  Check this box if the purchaser is an employee, officer, director, trustee or corporator of The Provident Bank or Provident Bancorp who is not an Eligible Account Holder.

Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.

Note:  Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.

Community Offering

c. Check this box if you are a community member that resides in one of the preferred cities and towns (Indicate city or town of residence).

d. Check this box if you are a community member that does not reside in one of the preferred cities and towns.

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address

Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7.  Complete the requested stock registration and mailing address in item 8.  The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock.  If you have any questions regarding the registration of your stock, please consult your legal advisor.  Stock ownership must be registered in one of the ways described above under "Stock Ownership Guide."  Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Item 9 – Telephone Number(s) Indicate your daytime and evening telephone number(s). We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert

Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares.

Item 11– Acknowledgement

Please review the prospectus carefully before making an investment decision.  Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification.  Normally, one signature is required.  An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ___day, _____ __, 2015 or it will become void.

Delivery Instructions:  You may deliver your stock order form by mail using the enclosed stock order return envelope, or by hand delivery or overnight delivery service to our Stock Information Center.  Hand delivered stock order forms will only be accepted at this location.  We will not accept stock order forms at our other banking offices.

If you have any additional questions, or if you would like assistance in completing your stock order form, please call our Stock Information Center, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time.

Provident Bancorp, Inc. Stock Information Center: [Center Address]

(___) ___-____,